Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of H.B. Fuller Company

We consent to the incorporation by reference in the registration statements (Nos. 333-50005, 333-89453, 333-48420, 333-135772, 333-151841, 333-158610, 333-191549, 333-212344, 333-224570, and 333-237949 (on Forms S-8) and Nos. 333-215907 and 333-236084 (on Forms S-3ASR)) of H.B. Fuller Company of our report dated January 24, 2020, with respect to the consolidated balance sheet of H.B. Fuller Company as of November 30, 2019 and the related consolidated statements of income, comprehensive income, total equity, and cash flows for each of the fiscal years in the two-year period ended November 30, 2019, before the effects of the adjustments to retrospectively apply the change in reportable segments described in Note 16, which report appears in the November 28, 2020 annual report on Form 10-K of H.B. Fuller Company.

/s/ KPMG LLP

Minneapolis, Minnesota

January 26, 2021